Exhibit 8.1

Sidley Austin LLP One South Dearborn Street Chicago, IL 60603 +1 312 853 7000
1 312 853 7036

AMERICA • ASIA PACIFIC • EUROPE

February 21, 2025

CMS Energy Corporation
One Energy Plaza
Jackson, MI 49201

Re:	CMS Energy Corporation 6.50% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055

Ladies and Gentlemen:

We have acted as special counsel to CMS Energy Corporation, a Michigan corporation (the “Company”), in connection with the offering and sale of $1,000,000,000 aggregate principal amount of 6.50% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055 (the “Notes”) of the Company pursuant to the Company’s preliminary prospectus supplement, dated February 18, 2025, specifically relating to the Notes (the “Preliminary Prospectus Supplement”) and the Company’s prospectus supplement, dated February 18, 2025, specifically relating to the Notes (the “Prospectus Supplement”). The Notes are being issued under the Indenture, dated as of June 1, 1997, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented and amended by various supplemental indentures and as supplemented by the Eleventh Supplemental Indenture, dated as of February 21, 2025, establishing the Notes as a series of securities thereunder (as supplemented, the “Indenture”). You have requested our opinion as to certain United States federal income tax matters relating to the Notes.

In rendering the opinion expressed below, we have made such legal and factual examinations and inquiries as we have deemed necessary or advisable for the purpose of rendering this opinion letter, including, but not limited to, the examination of the following: (i) the Preliminary Prospectus Supplement and the Prospectus Supplement, (ii) the Indenture, (iii) the Company’s final term sheet relating to the Notes, dated February 18, 2025, and (iv) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

CMS Energy Corporation
February 21, 2025

We have been provided with, and we are relying upon, a certificate containing certain factual statements and factual representations of an officer of the Company dated the date hereof (the “Company Officer’s Certificate”). For purposes of our opinion, we have not independently verified the facts, statements and representations set forth in the Company Officer’s Certificate or in any other document. In particular, we note that the Company may engage in transactions in connection with which we have not provided legal advice, and have not reviewed, and of which we may be unaware. Consequently, we have relied on the Company’s representation that the facts, statements and representations presented in the Company Officer’s Certificate, including any documents incorporated or deemed to be incorporated by reference therein, and other documents otherwise furnished to us, accurately and completely describe all material facts relevant to our opinion; however, we are not aware of any facts inconsistent with such factual matters. We have assumed that all such facts, statements and representations are true without regard to any qualification as to knowledge, belief, intent, or materiality. Our opinion is conditioned on the continuing accuracy and completeness of such facts, statements and representations. Any material change or inaccuracy in the facts, statements and representations referred to, set forth, or assumed herein or in the Company Officer’s Certificate may affect our conclusions set forth herein.

As to any facts material to the opinion expressed herein, we have relied upon certificates (including the Company Officer’s Certificate) and statements and representations and warranties of the officers and other representatives and agents of the parties to the documents and of public officials. In rendering this opinion letter, except for the matters that are specifically addressed in the opinion expressed below, with your permission, we have assumed, and are relying on without independent investigation, (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, (iii) the genuineness of signatures, (iv) the legal capacity of natural persons signing the documents, (v) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to the documents, (vi) the necessary entity authorization, execution, delivery and enforceability (as limited by bankruptcy and other insolvency laws) of all documents by all parties thereto, and the necessary entity power and authority with respect thereto, (vii) the validity, binding effect, and enforceability of all documents, (viii) that each of the parties to the documents will comply (without waiver) with all of the terms of such documents, and (ix) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates and that renders the opinion expressed below inconsistent with such document as so modified or supplemented.

In rendering this opinion letter, except for matters that are specifically addressed in the opinion expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (i) the accuracy of and compliance by the parties thereto with the representations, warranties, covenants, certifications and assumptions as to factual matters contained in any document or (ii) the conformity of the documents to the requirements of any agreement to which this opinion letter relates.

CMS Energy Corporation
February 21, 2025

Based on the foregoing and subject to the qualifications, representations, warranties, covenants, certifications and assumptions stated herein, we are of the opinion that under current United States federal income tax law as of the date of this opinion letter, although there are no regulations, rulings or judicial precedents addressing the characterization of securities having terms substantially similar to the Notes for United States federal income tax purposes, the Notes will be classified for United States federal income tax purposes as indebtedness of the Company to the extent that they are not beneficially owned by any person related to the Company including (i) any member of the Company’s “expanded group” within the meaning of the final and temporary Treasury regulations promulgated under Section 385 (the “Section 385 Regulations”) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) with respect to the Company’s expanded group, a “controlled partnership” within the meaning of the Section 385 Regulations, or (iii) a disregarded entity owned by any entity described in (i) or (ii) for United States federal income tax purposes.

Other than in the context of certain related party debt instruments addressed under the Section 385 Regulations, there are no Treasury regulations defining instruments held by persons unrelated to the issuer as equity or indebtedness for United States federal income tax purposes. Furthermore, there are no controlling Treasury regulations, published rulings, or judicial decisions involving securities with terms substantially the same as the Notes that discuss whether, for United States federal income tax purposes, the securities constitute equity or indebtedness. Therefore, our opinion regarding the characterization of the Notes as evidences of indebtedness is based upon rulings and judicial decisions under the Code involving situations that we consider to be analogous and an analysis of all of the facts and circumstances surrounding the issuance and sale of the Notes.

The foregoing opinion is based only on the federal income tax laws of the United States of America, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change. The foregoing opinion is limited to the matters addressed herein, and no other opinion is rendered with respect to other United States federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality or governmental agency (other than the Internal Revenue Service) including, without limitation, (i) any statute, regulation, or provision of law of any state, county, municipality, or other political subdivision or any agency or instrumentality thereof or (ii) the securities or tax laws of any jurisdiction (other than the federal income tax laws of the United States of America). Additional issues may exist that could affect the United States federal tax treatment of the transaction or matter that is the subject of this opinion, and this opinion letter does not consider or provide a conclusion with respect to such additional issues. You should be aware that this opinion letter represents conclusions as to the application of existing law, regulations, administrative rules and practices, and legislative history to the transactions described above. There can be no assurance, however, that existing law will not change or that contrary positions will not be taken by the Internal Revenue Service. Any such change might be retroactive and might affect the opinion set forth above.

CMS Energy Corporation
February 21, 2025

We express no opinion on any other laws and intimate no view on any other matter that may be relevant to your interests. We also caution you that our opinion depends upon the facts, representations, warranties, covenants, certifications, assumptions and documents to which this opinion letter refers, which are subject to change, reinterpretation and misunderstanding. Our conclusion could differ if these items on which we have relied are, become or are found to be different.

This opinion letter is rendered as of the date hereof and we undertake no obligation to update the opinion expressed herein after the date of this opinion letter or advise you of changes in the event there is any change in legal authorities, facts, representations, warranties, covenants, certifications and assumptions or documents on which this opinion letter is based (including the taking of any action by any party to the documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of these items upon which we have relied in rendering this opinion letter, unless we are specifically engaged to do so. Except as described in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K dated the date hereof and being filed by the Company with the Securities and Exchange Commission, which will be incorporated by reference in the registration statement of which the Preliminary Prospectus Supplement and the Prospectus Supplement each form a part. We also consent to the references to Sidley Austin LLP under the captions “Material United States Federal Income Tax Considerations” and “Legal Matters” in the Preliminary Prospectus Supplement and the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ Sidley Austin LLP

Sidley Austin LLP